Exhibit 10.1

RESIGNATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

1. Hari Haran (“Executive”) is employed by Openwave Systems Inc. (the “Company”) as its Executive Vice President of Worldwide Field Operations. Executive and the Company are parties to an Employment Agreement of April 24, 2007 (the “Employment Agreement”). Executive has now decided to resign from his employment with the Company. It is the Company’s desire to provide Executive with certain benefits that he would not otherwise be entitled to receive upon his resignation and to resolve any claims that Executive has or may have against the Company. Accordingly, Executive and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to Meg.Makalou@openwave.com) prior to that date.

2. Executive hereby confirms that he has resigned from his employment, and from any positions that he held as an officer or director with the Company and any of its subsidiaries, effective as of July 31, 2008 (the “Resignation Date”).

3. During the period between the Resignation Date and January 31, 2009, Executive will make himself available to assist the Company in any reasonable manner requested by the Company, including assistance in the orderly transition of Executive’s duties and the transfer of information relevant to the Company’s business and/or customers.

4. Subject to Executive’s compliance with this Agreement, the Company will provide Executive with the following after the Effective Date:

(a) during the period between the Resignation Date and January 31, 2009, the Company will continue to pay Executive his base salary at his final base salary rate as of the Resignation Date; such salary continuation payments will be made in accordance with the Company’s normal payroll procedures, and will be subject to applicable withholding;

(b) in the event that Executive timely elects to obtain continued group health insurance coverage in accordance with federal law (COBRA) following the Resignation Date, the Company will pay the premiums for such coverage through the earlier of January 31, 2009, or the date on which Executive first obtains other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA; and

(c) the Company will not contest any accurate claims for unemployment benefits that are made by Executive.

Executive acknowledges that he has been paid all wages (including base salary and bonuses) and accrued, unused vacation/paid time off that Executive earned during his employment with the Company. Executive understands and acknowledges that he shall not be entitled to any severance or other payments or benefits from the Company other than those expressly set forth in this Paragraph 4.

5. Executive and his successors release the Company, its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

6. The release of claims contained in Paragraph 5 will not apply to any rights or claims that cannot be released by Executive as a matter of law, and it shall not in any way affect or impair Executive’s right to be indemnified by the Company to the fullest extent permitted by any statute, law, or contract between the parties.

7. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

8. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Executive. To the extent he has not done so already, Executive will promptly return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper or electronic form, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.

9. Executive agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, or any of its products, its directors, or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. The company agrees that it will not, through any of the members of its Board of Directors or Bruce Coleman, make any critical or disparaging statements regarding Executive, except to the extent necessary to respond truthfully to a subpoena or other compulsory legal process.

10. Executive agrees that for a period of two years following the Resignation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.

11. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

12. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

13. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any stock option agreements between the parties and any agreements described in Paragraph 8, all of which agreements shall remain in full force and effect. The parties acknowledge and agree that the Employment Agreement is hereby terminated and of no further force or effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE PAYMENTS AND BENEFITS DESCRIBED IN PARAGRAPH 4, WHICH EXECUTIVE WOULD NOT BE ENTITLED TO RECEIVE BUT FOR HIS EXECUTION OF THIS AGREEMENT.

Dated: July 29, 2008	/s/ Hair Haran
Hari Haran

OPENWAVE SYSTEMS INC.

Dated: July 29, 2008	/s/ Karen Willem
Karen Willem